UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 OR 15(D)

of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported) February 12, 2020

PTC Inc.

(Exact Name of Registrant as Specified in Its Charter)

Massachusetts	0-18059	04-2866152
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

121 Seaport Boulevard, Boston, MA	02210
(Address of Principal Executive Offices)	(Zip Code)

(Registrant’s Telephone Number, Including Area Code) (781) 370-5000

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbols	Name of each exchange on which registered
Common Stock, $.01 par value per share	PTC	NASDAQ Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Section 1 – Registrant’s Business and Operations

Item 1.01	Entry into a Material Definitive Agreement.

Senior notes and Indenture

On February 13, 2020, PTC Inc. (the “Company”) closed the previously announced offering (the “Offering”) of $500.0 million aggregate principal amount of its 3.625% Senior Notes due 2025 (the “2025 notes”) and $500.0 million aggregate principal amount of its 4.000% Senior Notes due 2028 (the “2028 notes” and, together with the 2025 notes, the “notes”).

The notes were issued pursuant to the Indenture, dated as of February 13, 2020 (the “Indenture”), between the Company and Wells Fargo Bank, National Association, as trustee (the “Trustee”). A copy of the Indenture is filed as Exhibit 4.1 to this Current Report on Form 8-K and incorporated herein by reference.

Principal, Maturity and Interest. The Company issued $500.0 million aggregate principal amount of the 2025 notes and $500.0 million aggregate principal amount of the 2028 notes on February 13, 2020. The notes are general, unsecured, senior obligations of the Company. The 2025 notes mature on February 15, 2025 and the 2028 notes mature on February 15, 2028. Interest on the notes accrues beginning on February 13, 2020 at a rate of 3.625% per annum for the 2025 notes and 4.000% per annum for the 2028 notes. Interest on the notes is payable semi-annually on February 15 and August 15 of each year, commencing on August 15, 2020, to holders of record for such notes on the immediately preceding February 1 and August 1.

Optional Redemption. The Company may, at its option and on one or more occasions, redeem all or part of the notes at any time prior to (i) February 15, 2022, in the case of the 2025 notes, and (ii) February 15, 2023, in the case of the 2028 notes, at a redemption price equal to 100% of the principal amount of such series of notes to be redeemed plus the relevant Applicable Premium (as defined in the Indenture) plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

The Company may, at its option and on one or more occasions, redeem up to 40% of each series of the notes with an amount equal to or less than the proceeds received from certain equity offerings prior to (i) February 15, 2022, in the case of the 2025 notes, and (ii) February 15, 2023, in the case of the 2028 notes, at the applicable redemption price set forth in the Indenture.

The Company may, at its option and on one or more occasions, redeem all or part of the notes at any time on or after (i) February 15, 2022, in the case of the 2025 notes, and (ii) February 15, 2023, in the case of the 2028 notes, at the applicable redemption prices set forth in the Indenture, plus accrued and unpaid interest, if any, to, but excluding, the redemption date.

Change of Control. Upon the occurrence of a Change of Control Triggering Event (as defined in the Indenture), the Company will be required to offer to repurchase the notes at a purchase price equal to 101% of the aggregate principal amount of such notes plus accrued and unpaid interest, if any, to but excluding the date of such purchase.

Covenants and Events of Default. The Indenture contains certain covenants, including, but not limited to, limitations and restrictions on the ability of the Company and its Subsidiaries (as defined in the Indenture) to (i) create liens on property to secure debt, (ii) enter into any Sale and Leaseback Transaction (as defined in the Indenture) with respect to any property, and (iii) merge, consolidate or amalgamate with or into any other person or sell, transfer, assign, lease, convey or otherwise dispose of all or substantially all of their property. The Indenture also contains customary events of default. These covenants and events of default are subject to a number of important conditions, qualifications, exceptions and limitations.

Guarantees. The notes are not guaranteed by any of the Company’s subsidiaries. After the issue date, the notes will be required to be guaranteed on a senior unsecured basis by any of the Company’s domestic subsidiaries that becomes a guarantor of any Debt Facility (as defined in the Indenture) of the Company or any guarantor or Capital Markets Debt (as defined in the Indenture) issued by the Company or any guarantor, in each case, with an aggregate principal amount or commitment amount of $75.0 million or more.

The notes have not been and will not be registered under the Securities Act and may not be offered or sold except pursuant to an exemption from, or in a transaction not subject to, the registration requirements of the Securities Act.

The descriptions and provisions of the Indenture set forth above are summaries only, are not complete and are qualified in their entirety by reference to the full and complete terms contained in the Indenture and the form of notes, copies of which are attached as Exhibits 4.1, 4.2 and 4.3 to this Current Report on Form 8-K and are incorporated herein by reference.

Third Amended and Restated Credit Agreement

On February 13, 2020, the Company entered into a Third Amended and Restated Credit Agreement with JPMorgan Chase Bank, N.A. as Administrative Agent (the “Credit Agreement”), for a new secured multi-currency bank credit facility with a syndicate of banks. The new credit facility replaced the Company’s prior credit facility, as described in Item 1.02 below. As with the prior credit facility, the Company expects to use the new credit facility for general corporate purposes of the Company and its subsidiaries, including acquisitions of other businesses, and may also use it for working capital.

The credit facility consists of a $1 billion revolving credit facility, which may be increased by up to an additional $500 million in the aggregate if the existing or additional lenders are willing to make such increased commitments. The Company and certain of its foreign subsidiaries will be the borrowers under the credit facility. As of the closing of such new credit facility, only PTC (IFSC) Limited, an indirect wholly-owned subsidiary of the Company, will be designated as foreign subsidiary borrower under the credit facility. PTC (IFSC) Limited was also a borrower under the prior credit facility. The obligations under the credit facility are required to be guaranteed by the Company’s material domestic subsidiaries (except for certain indirect material domestic subsidiaries as set forth in the Credit Agreement) and are secured, subject to exceptions, by a first priority perfected security interest in substantially all existing and after-acquired personal property owned by the Company and its material domestic subsidiaries (except for certain indirect material domestic subsidiaries as set forth in the Credit Agreement), including without limitation, intellectual property and a pledge of (i) 100% of the voting equity interests of the Company’s domestic subsidiaries and (ii) 65% of the voting equity interests of the Company’s material first-tier foreign subsidiaries. On February 13, 2020, the Company did not have any material domestic subsidiaries that are required to provide a guaranty under the Credit Agreement.

Interest rates for the revolving credit facility will be determined at the option of the Company and would range from 1.75% to 1.25% above an adjusted LIBO rate (or other agreed upon successor rate) for Eurocurrency-based borrowings or would range from 0.75% to 0.25% above the defined base rate for base rate borrowings, in each case based upon the Company’s total leverage ratio. Additionally, the Company may borrow certain foreign currencies at rates set in the same range above an adjusted LIBO rate (or other agreed upon successor rate), based on the Company’s total leverage ratio. A quarterly commitment fee on the undrawn portion of the credit facility is required, ranging from 0.175% to 0.30% per annum, based upon the Company’s total leverage ratio. At closing of the credit facility, the applicable interest rate was 1.50% above the adjusted LIBO rate for Eurocurrency-based borrowings, 0.50% above the defined base rate for base rate borrowings, and the quarterly commitment fee was 0.25%.

The credit facility includes a provision for the replacement of the LIBO rate in the event that such rate is no longer available. The replacement rate will be determined by the Administrative Agent in consultation with certain lenders and the Company as set forth in the Credit Agreement.

The credit facility limits the Company’s and its subsidiaries’ ability to, among other things: incur additional indebtedness; incur liens or guarantee obligations; pay dividends and make other distributions; make investments and enter into joint ventures; dispose of assets; and engage in transactions with affiliates, except on an arms-length basis.

Under the credit facility, the Company and its domestic subsidiaries may not invest cash or property in, or loan to, the Company’s foreign subsidiaries in aggregate amounts exceeding $200 million for acquisitions of businesses and an additional $100 million for any purpose. In addition, under the credit facility, the Company and its subsidiaries must maintain the following financial ratios:

•	A total leverage ratio, defined as consolidated total indebtedness to consolidated EBITDA, not exceeding 4.50 to 1.00 as of the last day of any fiscal quarter, provided that the total leverage ratio may be increased by 0.25 to 1.00 for a period of four consecutive quarters in connection with an acquisition if the aggregate purchase price of all acquisition consummated in the previous four consecutive quarters exceeds $350,000,000 (provided that in the event that the Company has any of its 6.000% senior notes due 2024 outstanding as of any time of calculation of consolidated total indebtedness for any period on or prior to March 31, 2020, up to (but not in excess of) $500,000,000 of the aggregate principal amount of such notes shall be excluded from such calculation (it being understood and agreed, for the avoidance of doubt, that such exclusion shall not apply to the calculation of consolidated total indebtedness for any period after March 31, 2020)).

•	A senior secured leverage ratio, defined as of consolidated total indebtedness (excluding any unsecured indebtedness or subordinated indebtedness) to consolidated EBITDA, not exceeding 3.00 to 1.00 as of the last day of any fiscal quarter, provided that the senior secured leverage ratio may be increased by 0.25 to 1.00 for a period of four consecutive quarters in connection with an acquisition if the aggregate purchase price of all acquisition consummated in the previous four consecutive quarters exceeds $350,000,000.

•	An interest coverage ratio, defined as the ratio of consolidated EBITDA to consolidated interest expense (excluding amortization of the origination expenses associated with the Company’s 6.000% senior notes due 2024, the previous credit agreement described in Item 1.03 below, and the Credit Agreement, provided that in the event that the Company has any of its 6.000% senior notes due 2024 outstanding as of any time of calculation of such interest coverage ratio for any period on or prior to March 31, 2020, consolidated interest expense in respect of up to (but not in excess of) $500,000,000 of the aggregate principal amount of such notes shall be excluded from such calculation, provided such exclusion shall (i) only apply to calculation of consolidated interest expense and (ii) not apply to the calculation of consolidated interest expense for any period after March 31, 2020)) of no less than 3.00 to 1.00 as of the last day of any fiscal quarter.

The foregoing description of the Credit Agreement does not purport to be complete and is qualified in its entirety by reference to the full text of the Credit Agreement, which is filed as Exhibit 4.4 hereto and incorporated herein by reference.

Item 1.02	Termination of a Material Definitive Agreement.

On February 13, 2020, in connection with entering into the Credit Agreement described in Item 1.01, the Company terminated its second amended and restated credit agreement, dated September 13, 2018, as amended by Amendment No. 1 thereto, dated as of November 13, 2019, with JPMorgan Chase Bank, N.A., as Administrative Agent, and the lenders party thereto. The material terms of the terminated credit agreement and Amendment No. 1 thereto are described in Item 1.01 of the Company’s Current Reports on Form 8-K filed on September 18, 2018 and November 13, 2019, respectively, and are incorporated herein by reference. Approximately $628,125,000 was outstanding under the prior credit agreement at the time of termination, which amount was repaid with $460,000,000 of proceeds from the Offering and a borrowing of approximately $168,125,000 outstanding under the new credit facility upon closing of the new credit facility.

Section 2 – Financial Information

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 of this Current Report is incorporated by reference into this Item 2.03.

Section 5 – Corporate Governance and Management

Item 5.07	Submission of Matters to a Vote of Security Holders.

The Annual Meeting of Stockholders was held on February 12, 2020. Three proposals were before the meeting:

•	Elect eight directors to serve until the 2021 Annual Meeting of Stockholders;

•	Advisory vote to approve the compensation of our named executive officers (Say-on-Pay);

•	Advisory vote to confirm the selection of PricewaterhouseCoopers LLP as PTC’s independent registered public accounting firm for the current fiscal year.

The votes with respect to the proposals are set forth below.

Elect Eight Directors to Serve until the 2021 Annual Meeting of Stockholders.

	For	Withheld	Broker Non-Votes

Janice Chaffin	98,880,933	3,004,828	4,587,634
Phillip Fernandez	101,071,092	814,669	4,587,634
James Heppelmann	101,513,644	372,117	4,587,634
Klaus Hoehn	101,082,730	803,031	4,587,634
Paul Lacy	98,680,739	3,205,022	4,587,634
Corinna Lathan	101,140,827	744,934	4,587,634
Blake Moret	101,398,423	487,338	4,587,634
Robert Schechter	99,589,906	2,295,855	4,587,634

Advisory Vote to Approve the Compensation of Our Named Executive Officers (Say-on-Pay).

For	Against	Abstain	Broker Non-Votes
68,252,902	33,350,606	282,253	4,587,634

Advisory Vote to Confirm the Selection of PricewaterhouseCoopers LLP as PTC’s Independent Registered Public Accounting Firm for the Current Fiscal Year.

For	Against	Abstain	Broker Non-Votes
101,892,617	4,483,626	97,152	—

Section 9 – Financial Statements and Exhibits

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits.

4.1	Indenture, dated as of February 13, 2020, between PTC Inc. and Wells Fargo Bank, National Association, as trustee.

4.2	Form of 3.625% senior unsecured notes due 2025 (included with Exhibit 4.1).

4.3	Form of 4.000% senior unsecured notes due 2028 (included with Exhibit 4.1).

4.4	Third Amended and Restated Credit Agreement, by and among the Company, PTC (IFSC) Limited, the lenders listed thereto and JPMorgan Chase Bank, N.A., as administrative agent.

104	Cover Page Interactive Data File (formatted as Inline XBRL).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

PTC Inc.

Date: February 13, 2020	By:	/s/ Kristian Talvitie
Kristian Talvitie
Executive Vice President, Chief Financial Officer